EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SonoSite, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-49401, 333-74833, 333-82739, 333-51820, 333-60112, 333-89518, 333-97973, 333-110913, 333-124451, 333-124452, and 333-150602) on Form S-8 and registration statements (Nos. 333-91083, 333-68610 and 333-83278) on Form S-3 of SonoSite, Inc. of our reports dated March 16, 2011, with respect to the consolidated balance sheets of SonoSite, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income, cash flows, and shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of SonoSite, Inc.

Our report dated March 16, 2011 on the consolidated financial statements referred to above refers to the Company’s adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (included in FASB ASC Topic 470-20 “Debt with Conversion and Other Options”) as of January 1, 2009.

Our report dated March 16, 2011, on the effectiveness of internal control over financial reporting as of December 31, 2010, contains an explanatory paragraph stating that the Company acquired VisualSonics, Inc. (VisualSonics) during 2010 and management excluded from its assessment of the effectiveness of SonoSite Inc.’s internal control over financial reporting as of December 31, 2010, VisualSonics’s internal control over financial reporting associated with total assets of $86.5 million and total revenues of $17.6 million included in the consolidated financial statements of SonoSite, Inc. and subsidiaries as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of SonoSite, Inc. also excluded an evaluation of the internal control over financial reporting of VisualSonics, Inc.

/s/ KPMG LLP

Seattle, Washington

March 16, 2011